Exhibit 99.1

AFC Gamma, Inc. Announces Quarter Ended March 31, 2021 Financial Results

WEST PALM BEACH, FL, May 11, 2021 – AFC Gamma Inc. (NASDAQ:AFCG) (“AFCG” or the "Company") today announced its financial results for the fiscal quarter ended March 31, 2021.

First Fiscal Quarter 2021 Highlights and Recent Developments

•	Net income in Q1 2021 of $1.4 million, or earnings of $0.20 per basic weighted average share of common stock
•	Distributable earnings in Q1 2021 of $3.2 million, or $0.45 per basic weighted average share of common stock
•	Ending Q1 2021 net book value per common share of $16.18
•	Closed $21 million of new investments in Q1 2021 and funded $9.9 million
•	Closed $50 million of new investments quarter to date in Q2 2021 and funded $48.3 million quarter to date
•	Announced a dividend of $0.38 per common share for Q2 2021

Our Chief Executive Officer, Leonard Tannenbaum, stated, “Since our initial public offering in March 2021, we are pleased to announce that we have closed on $71 million of deals, funding $58.2 million, across 7 borrowers. Given our strong originations during the second quarter thus far, our Board of Directors has declared a $0.38 dividend for the quarter ending June 30, 2021, which represents 75% to 90% of our expected distributable earnings for the quarter.”

Mr. Tannenbaum continued, “Today, AFC Gamma has a robust pipeline of potential borrowers and demand for capital continues to increase in the industry. With our strong balance sheet, increased access to capital, and our investment expertise and institutional approach, we believe that AFC Gamma is ideally positioned to capitalize on the significant opportunities that exist in the expanding cannabis sector and deliver consistent enhanced returns to our shareholders.”

Portfolio and Investment Activity

•	Total loan commitments of $130.7 million ($97.2 million funded, $33.5 million unfunded) as of March 31, 2021 across 8 portfolio companies
•	The current portfolio consists of $165.6 million loan commitments with $133.4 million of funded principal across 10 portfolio companies
•	Increased portfolio geographical diversification with investments in 3 new states (Missouri, New Jersey, and Texas) AFCG is invested in borrowers with operations across 12 states
•	All loans are current and performing

Weighted average yield to maturity of the portfolio as of April 30, 2021 was approximately 21% compared to 21.7% at December 26, 2020, as previously disclosed. This figure as of April 30, 2021 is adjusted for the impact of the prepayment of the approximately $12 million loan to Sub of Public Co. C in April 2021, as described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. This prepayment resulted in a yield of approximately 49.1% for that specific loan, which is significantly higher than and not necessarily indicative of the expected yield to maturity for the other loans in the Company’s portfolio.

Results of Operations

Total interest income for the quarter ended March 31, 2021 was $4.7 million. Total expenses for the quarter ended March 31, 2021 was $3.1 million which included $1.6 million of one-time non-cash stock compensation expense.

The Company had GAAP net income of $1.4 million, or earnings of $0.20 per basic weighted average common share, and distributable earnings of $3.2 million, or $0.45 per weighted average common share for the quarter ended March 31, 2021.  During the quarter ended March 31, 2021, distributable earnings was adjusted by $1.6 million, or $0.22 per basic weighted average common share for a one-time adjustment of non-cash stock compensation expense as a result of vested stock option grants issued upon the initial public offering. Other adjustments to arrive at distributable earnings were $0.2 million or $0.03 per basic weighted average common share in aggregate including the change in provision for current expected credit losses  and fair value adjustment of loans held at fair value. Please see “Non-GAAP Financial Metrics” below for a reconciliation of GAAP net income to Distributable Earnings.

Dividend Declaration

Prior to the initial public offering, the AFCG previously declared quarterly dividend of $0.36 per common share outstanding paid on March 31, 2021 to stockholders of record on March 15, 2021.  The Board Board of Directors met on May 7, 2021 and declared a quarterly dividend for the second quarter of 2021 of $0.38 per common share, payable on June 30, 2021 to stockholders of record on June 15, 2021.

AFCG expects that the distribution declared for the quarter ended June 30, 2021 to represent between 75% and 90% of distributable earnings for Q2 2021.

Capitalization and Liquidity

•
AFCG completed its initial public offering in March 2021 including the over-allotment, totaling 7,187,500 shares in the aggregate at $19.00 per share, totaling approximately $124 million in net offering proceeds, less commissions and expenses.

•
On May 7th, 2021, AFCG amended its secured revolving line of credit to increase the available funding amount from $40 million to $50 million, reduce the interest rate of 6% reduced from 8%, remove a lender and extend the maturity date from July 31, 2021 to December 31, 2021, subject to the terms of the amendment.

•	The revolving line of credit remained undrawn as of March 31, 2021 and to date has resulted in $0 interest expense and $0 fee expense inception.

Additional Information

AFCG issued a presentation of its first quarter 2021 results, which can be viewed at www.afcgamma.com on the Investor Resources section of our home page under News and Events and Presentations. The presentation is titled “First Quarter 2021 Earnings Presentation.” The company also filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 with the Securities and Exchange Commission on May 11, 2021 (the “Q1 Quarterly Report”).

We routinely post important information for investors on our website, www.afcgamma.com. We intend to use this webpage as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. AFCG encourages investors, analysts, the media and others interested in AFCG to monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations, webcasts and other information we post from time to time on our website. To sign-up for email-notifications, please visit the “Email Alerts” section of our website under the “IR Resources” section and enter the required information to enable notifications.

Discussion of Financial Results

AFCG will host a conference call at 9:00 am (Eastern Time) on Tuesday, May 11, 2021 to discuss its quarterly financial results. All interested parties are welcome to participate. The call will be available through a live audio webcast at the Investor Relations section of the Company’s website at www.afcgamma.com, or live by calling 1-833-693-0548 (domestic) or 1-661-407-1588 (international). All callers will need to enter the Conference ID number 3078086 and reference “AFC Gamma Q1 2021 Earnings Call” after being connected with the operator. The complete webcast will be archived for 90 days on the Company’s website. A telephone playback of the conference call will also be available from 12:00 pm Eastern Time on Tuesday, May 11, 2021 until 12:00 pm Eastern Time on Wednesday, May 19, 2021 by calling 855-859-2056 (domestic) and 404-537-3406 (international). For all replays, please reference Conference ID number 3078086.

About AFC Gamma Inc.

AFC Gamma, Inc. (NASDAQ:AFCG) is an institutional lender to leading cannabis companies with strong operations and cash-flow prospects, real-estate-security and other collateral, and locations in states with favorable supply/demand fundamentals and legislative environments. AFCG provides innovative and customized financing solutions through first-lien loans, mortgage loans, construction loans and bridge financings. The senior-management team of the company has approximately 100 years of combined experience in investment management and disciplined credit investing across a range of economic cycles.

Non-GAAP Metrics

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance excluding the effects of certain transactions and non-GAAP adjustments we believe are not necessarily indicative of our current loan activity and operations. Distributable Earnings is a measure that is not prepared in accordance with GAAP. Distributable Earnings, Adjusted Distributable Earnings and the other capitalized terms not defined in this section have the meanings ascribed to such terms in the Company’s Q1 Quarterly Report. We use this non-GAAP financial measure both to explain our results to stockholders and the investment community and in the internal evaluation and management of our businesses.  Our management believes that this non-GAAP financial measure and the information they provide are useful to investors since these measures permit investors and stockholders to assess the overall performance of our business using the same tools that our management uses to evaluate our past performance and prospects for future performance.

The determination of Distributable Earnings and Adjusted Distributable Earnings are substantially similar to the determination of Core Earnings under our Management Agreement, provided that Core Earnings is a component of the calculation of any Incentive Fees earned under the Management Agreement for the applicable time period, and thus Core Earnings is calculated prior to Incentive Fee expense, while the calculation of Distributable Earnings and Adjusted Distributable Earnings account for any Incentive Fees earned for such time period.  We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).

We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in declaring dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

Distributable Earnings and Adjusted Distributable Earnings are  non-GAAP measures and should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

The following table provides a reconciliation of GAAP net income to Distributable Earnings and Adjusted Distributable Earnings:

For the three months ended March 31, 2021
Net Income	$1,400,755
Adjustments to net income
Non-Cash Equity compensation expense	1,599,115
Depreciation and amortization	-
Unrealized (gain), losses or other non-cash items	144,402
Provision for current expected credit losses	66,100
One-time events pursuant to changes in GAAP and certain non-cash charges	-
Distributable Earnings	$3,210,372
Adjustments to Distributable Earnings
Organizational expense	-
Adjusted Distributable Earnings	$3,210,372
Basic weighted average shares of common stock outstanding (in shares)	7,144,670
Adjusted Distributable Earnings per Weighted Average Share	$0.45

The Company has not provided reconciliations of expected Distributable Earnings and Adjusted Distributable Earnings for the quarter ending June 30, 2021 for Distributable Earnings and Adjusted Distributable Earnings, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include changes in unrealized gains, non-cash equity compensation expenses and the impact of non-cash adjustments for current expected credit losses that are difficult to predict in advance in order to include in a GAAP estimate.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the company’s current views and projections with respect to, among other things, future events and financial performance.  Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements including statements about our expected distributable earning for the quarter ended June 30, 2021 are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results.  Certain factors, including the ability of our manager to locate suitable loan opportunities for us, monitor and actively manage our loan portfolio and implement our investment strategy; the demand for cannabis cultivation and processing facilities; management’s current estimate of expected credit losses and current expected credit loss reserve and other factors discussed under the caption “Risk Factors” in our final prospectus filed with the U.S. Securities Exchange Commission on March 19, 2021, relating to the company’s Registration Statement on Form S-11, as amended (File No. 333-251762), could cause actual results and performance to differ materially from those projected in these forward-looking statements.  New risks and uncertainties arise over time, and it is not possible for the company to predict those events or how they may affect AFC Gamma, Inc.  Therefore, you should not place undue reliance on these forward-looking statements.  The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

AFC GAMMA INVESTOR CONTACT:
Robyn Tannenbaum
(561) 510-2293
ir@advancedflowercapital.com

AFC GAMMA MEDIA CONTACT:
James Golden / Scott Bisang / Jack Kelleher
Joele Frank Wilkinson Brimmer Katcher
(212) 355-4449